Media Release

Contact: Sherlyn Manson
mansonpr@sbcglobal.net
(913) 262-7414 ext. 102

Farmland Announces Results of Pork Auction

October 13, 2003

FOR IMMEDIATE RELEASE (Kansas City) --- Farmland Industries is pleased to announce that its pork division, Farmland Foods, will be sold to Smithfield Foods, Smithfield, Va., for cash of $367.4 million and other considerations. Smithfield Foods submitted the high bid in an auction held Sunday evening at Farmland headquarters here.

Farmland Industries President and CEO Bob Terry said, "Farmland is extremely pleased with the results of the auction and we look forward to closing on the sale of Farmland Foods to Smithfield Foods. We also appreciate Cargill's participation in the bidding process."

Terry continued, "The bidding at the auction added $90 million in value to the transaction. When evaluating the cash component and the claims the estate could have incurred with the pension plan, the value of the transaction to Farmland's bankruptcy estate is nearly $480 million. The strong interest of both bidders in acquiring the company is a direct result of the hard work and dedication of our employees. They should take tremendous pride in the results of the auction."

A significant outcome of the auction is that Smithfield will assume the entire Farmland Retirement Plan. This means all participants, including those employed by or retired from Farmland Industries as well as Farmland Foods, will have their pension benefits sponsored by Smithfield Foods. The Pension Benefit Guarantee Corporation (PBGC) filed a claim in Farmland's bankruptcy, seeking protection in the event it took over the Farmland Retirement Plan. Farmland believes that, with Smithfield's acquisition of the Farmland Retirement Plan, the PBGC claim will be resolved.

Terry said, "We are very pleased with this resolution of the pension issue, which provides for continuation of the retirement plan and full benefits under the plan." Farmland's bankruptcy estate was facing a significant termination liability under PBGC rules, but Smithfield does not face the same issue since they are acquiring the plan on an ongoing basis.

With annual sales of approximately $1.8 billion, Farmland Foods is the sixth largest pork producer in the nation. The company has seen continued success, achieving seven consecutive quarters of year-over-year improved income.

Farmland Foods president George Richter, who will continue to lead the company under Smithfield ownership, said, "This sale represents a great opportunity for our employees.  Smithfield will hire all 6,123 Farmland Foods employees, maintain the management team, and honor union affiliations. Smithfield will also honor our pork producer contracts. We look forward to becoming part of the Smithfield team."

Throughout Farmland's reorganization, the company has been able to market a number of its valuable assets as ongoing operations. "In this sale as well, Farmland has maximized value for our creditors while minimizing the impact on employees and others who rely on the operations," Terry said.

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"We take great pride in this result," Terry said. "This sale to Smithfield creates value for all constituencies-Farmland creditors, Farmland Foods employees, pension plan participants, and producers."

A federal bankruptcy court hearing to approve the sale is scheduled for Oct. 28 in Kansas City, Mo.

Goldsmith Agio Helms, Minneapolis, Minn., served as Farmland's investment banker for the transaction.

Cautionary Statement
Bankruptcy law does not permit solicitation of acceptances of the Plan of Reorganization until the Court approves the applicable Disclosure Statement as providing adequate information that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan of Reorganization. Therefore this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan, which can only occur based on the official Disclosure Statement package that will be mailed to creditors in the coming weeks.